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                                                                    EXHIBIT 10.1

                            ASSET PURCHASE AGREEMENT

                                  by and among

                          PEOPLE'S MORTGAGE CORPORATION

                                    as Buyer

                                       and

                      ALLIED BANCSHARES MORTGAGE GROUP, LLC

                                    as Seller

                                       and

                                SELLER'S MEMBERS



                                 August 5, 1999






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                            ASSET PURCHASE AGREEMENT

                                      INDEX
                                                                           Page

SECTION 1.  CERTAIN DEFINITIONS..............................................1

SECTION 2.  PURCHASE AND SALE OF ASSETS......................................5
              2.1     Sale of Assets.........................................5
              2.2     Assumption of Liabilities..............................6
              2.3     Purchase Price and Payment.............................7
              2.4     Time and Place of Closing..............................7
              2.5     Transfer of Subject Assets.............................8
              2.6     Delivery of Records and Contracts......................8
              2.7     Further Assurances.....................................9
              2.8     Allocation of Purchase Price...........................9
              2.9     Sales and Transfer Taxes...............................9

SECTION 3.  REPRESENTATIONS AND WARRANTIES OF SELLER
     AND MEMBERS.............................................................9
              3.1     Making of Representations and Warranties...............9
              3.2     Organization and Qualifications of Seller.............10
              3.3     Subsidiaries and Investments..........................10
              3.4     Capitalization of Seller; Beneficial Ownership........10
              3.5     Authority of Seller and the Members...................11
              3.6     Real and Personal Property............................12
              3.7     Financial Statements..................................14
              3.8     Taxes.................................................15
              3.9     Absence of Certain Changes............................16
              3.10    Contracts.............................................16
              3.11    Intellectual Property.................................17
              3.12    Mortgage Business.....................................17
              3.13    Compliance with Laws..................................18
              3.14    Litigation............................................19
              3.15    Powers of Attorney....................................19
              3.16    Finder's Fee..........................................19
              3.17    Permits; Burdensome Agreements........................19
              3.18    Corporate Records; Copies of Documents................19
              3.19    Transactions with Interested Persons..................19
              3.20    Employee Benefit Programs.............................20
              3.21    Employees; Labor Matters..............................21
              3.22    Environmental Matters.................................22
              3.23    Insurance.............................................23

                                       (i)

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              3.24    Year 2000.............................................23
              3.25    Suppliers and Customers...............................23
              3.26    Disclosure............................................24

SECTION 4.  REPRESENTATIONS AND WARRANTIES OF BUYER.........................24
              4.1     Making of Representations and Warranties..............24
              4.2     Organization of Buyer.................................24
              4.3     Authority of Buyer....................................24
              4.4     Finder's Fee..........................................24

SECTION 5.  COVENANTS AND AGREEMENTS OF SELLER AND MEMBERS..................25
              5.1     Making of Covenants and Agreements....................25
              5.2     Conduct of Business...................................25
              5.3     System Conversions....................................27
              5.4     Certain Changes and Adjustments.......................27
              5.5     Authorization from Others.............................27
              5.6     Notice of Default.....................................27
              5.7     Consummation of Agreement.............................28
              5.8     Cooperation of Seller.................................28
              5.9     Tax Returns...........................................28
              5.10    No Solicitation of Other Offers.......................28
              5.11    Confidentiality.......................................28
              5.12    Seller's 401(k) Plan..................................28
              5.13    Seller's Welfare Benefit Plans........................29

SECTION 6.  COVENANTS AND AGREEMENTS OF BUYER...............................29
              6.1     Making of Covenants and Agreements....................29
              6.2     Representations and Warranties........................29
              6.3     Confidentiality.......................................29
              6.4     Employees, Wages and Benefits.........................30

SECTION 7.  CONDITIONS......................................................30
              7.1     Conditions to Each Party's Obligations................30
              7.2     Conditions to the Obligations of Buyer................31
              7.3     Conditions to the Obligations of Seller...............33

SECTION 8.  RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING....................34
              8.1     Survival of Warranties................................34
              8.2     Collection of Assets..................................34
              8.3     Payment of Liabilities; Advances under Warehouse Line.34
              8.4     Termination and Liquidation of Operations of Seller...34

                                      (ii)

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              8.5     Non-Solicitation of Employees and Customers...........34
              8.6     Non-Competition.......................................35
              8.7     Tax Returns...........................................35
              8.8     Financial Statements..................................35

SECTION 9.  INDEMNIFICATION.................................................35
              9.1     Indemnification by Seller.............................35
              9.2     Limitations on Indemnification by Seller and Members..36
              9.3     Indemnification by Buyer..............................36
              9.4     Limitations on Indemnification by Buyer...............37
              9.5     Notice; Defense of Claims.............................37

SECTION 10.  TERMINATION OF AGREEMENT; RIGHTS TO PROCEED....................38
              10.1    Termination...........................................38
              10.2    Effect of Termination.................................39
              10.3    Right to Proceed......................................39

SECTION 11.  MISCELLANEOUS..................................................39
              11.1    Fees and Expenses.....................................39
              11.2    Governing Law.........................................40
              11.3    Notices...............................................40
              11.4    Entire Agreement......................................41
              11.5    Assignability; Binding Effect.........................42
              11.6    Amendments and Waivers................................42
              11.7    Captions and Gender...................................42
              11.8    Execution in Counterparts.............................42
              11.9    Publicity and Disclosures.............................42
              11.10   Consent to Jurisdiction...............................42
              11.11   Severability..........................................43


EXHIBIT A             Employment Agreement


DISCLOSURE SCHEDULES

Schedule 2.1        Pipeline Loans
Schedule 2.1(d)     Excluded Cash, Securities, and Mortgage Loans
Schedule 2.1(e)     Owned Real Property
Schedule 2.2        Liabilities Incurred by Seller since the Date of the Base
                       Balance Sheet
Schedule 3.4        Members of Seller and Membership Interests



                                      (iii)

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Schedule 3.6(b)     Leased Real Property
Schedule 3.6(c)     Personal Property
Schedule 3.7(a)     Financial Statements
Schedule 3.7(c)     Certain Liabilities
Schedules 3.10      Contracts (Investor Commitments)
Schedule 3.11       Marks
Schedule 3.17       Permits and Licenses
Schedule 3.20       Employee Benefit Plans
Schedule 3.23       Insurance
Schedule 6.4(b)     Continued Employee Welfare Benefit Plans















                                      (iv)

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                            ASSET PURCHASE AGREEMENT


         ASSET PURCHASE AGREEMENT entered into as of August 5, 1999 by and among People's Mortgage Corporation, a Massachusetts corporation ("BUYER"), Allied Bancshares Mortgage Group, LLC, a Maryland limited liability company ("SELLER"), and each of the members of Seller listed on SCHEDULE 3.4 (individually, a "MEMBER," and collectively, the
"MEMBERS").


                               W I T N E S S E T H

         WHEREAS, subject to the terms and conditions hereof, Seller desires to sell substantially all of its properties and assets to Buyer;

         WHEREAS, subject to the terms and conditions hereof, Buyer desires to purchase said properties and assets of Seller for the consideration specified herein and the assumption by Buyer of certain specified liabilities and obligations of Seller; and

         NOW, THEREFORE, in order to consummate said purchase and sale and in consideration of the mutual agreements set forth herein, the parties hereto agree as follows:


SECTION 1.  CERTAIN DEFINITIONS

         For the purpose of this Agreement, (a) the following terms have the meanings assigned to them in this Section or in the cross-referenced Sections, and (b) all accounting terms not otherwise defined herein have the meanings assigned under generally accepted accounting principles as used in the United States of America ("GAAP").

         APPROVALS -- Defined in Section 3.17.

         BASE BALANCE SHEET -- Defined in Section 3.7(a).

         BEST KNOWLEDGE -- A matter is to the "best knowledge of Seller" or to the "best knowledge of the Members" if it is actually known by Seller or a Member, as applicable.

         BUSINESS DAY -- Any day other than Saturday, Sunday or any other day on which banks are legally permitted to be closed in Massachusetts.

         BUYER -- Defined above.

         BUYER ANCILLARY DOCUMENTS -- Defined in Section 4.3.

         BUYER INDEMNIFIED PARTY OR BUYER INDEMNIFIED PARTIES -- Defined in
Section 9.1.





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         CLAIM -- Any action, suit, claim, proceeding, or demand for costs, losses, liabilities, damages, deficiencies, judgments, fines, assessments and other costs and expenses, including, without limitation, interest, penalties, reasonable attorneys' and accountants' fees. A Claim shall include any third-party action, suit, claim, proceeding or demand related to the foregoing.

         CLOSING -- Defined in Section 2.4.

         CODE -- Defined in Section 2.2(b).

         CORPORATE RECORDS -- Defined in Section 2.1(b).

         EMPLOYMENT AGREEMENT -- Defined in Section 7.2(i).

         ERISA -- Defined in Section 3.20(a).

         EXCLUDED ASSETS -- Defined in Section 2.1.

         EXCLUDED LIABILITIES -- Defined in Section 2.2.

         FHA -- Defined under definition of "Governmental Entity."

         FHLMC -- Defined under definition of "Governmental Entity."

         FNMA -- Defined under definition of "Governmental Entity."

         GAAP -- Defined above.

         GNMA -- Defined under definition of "Governmental Entity."

         GOVERNMENTAL ENTITY -- Any:

         (a) nation, state, county, city, town, township, village, district, or other jurisdiction of any nature;

         (b) federal, state, local, municipal, foreign, or other government;

         (c) governmental or quasi-governmental authority of any nature (including any governmental agency, branch, department, official, instrumentality or entity and any court or other tribunal); or

         (d) body exercising, or entitled to exercise, any administrative, executive, judicial, legislative, police, regulatory, or taxing authority or power of any nature.




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         "Governmental Entity" will specifically include, without limitation, the Federal Housing Administration ("FHA"), the Veterans Administration ("VA"), the Federal National Mortgage Association ("FNMA"), the Federal Home Loan Mortgage Corporation ("FHLMC"), the Government National Mortgage Association ("GNMA") and the Department of Housing and Urban Development ("HUD").

         HUD -- Defined under definition of "Governmental Entity."

         INDEMNIFICATION CUT-OFF DATE -- Defined in Section 9.2.

         INJUNCTION -- Defined in Section 7.1(c).

         INVESTOR -- Any Person that is a party to an Investor Commitment.

         INVESTOR COMMITMENT -- The valid and binding commitment of a Person to purchase a Mortgage Loan owned by Seller.

         IRS -- United States Internal Revenue Service.

         LEASED REAL PROPERTY -- Defined in Section 3.6(b).

         LEASES -- Defined in Section 3.6.

         LIABILITIES -- Defined in Section 2.2.

         LIEN -- Any (i) security interest, mortgage, pledge, lien, Claim, charge or encumbrance or restriction of any kind or nature whatsoever (including any conditional sale or other title retention agreement), (ii) any lease in the nature thereof, or (iii) the filing of or agreement to give any financing statement under the Uniform Commercial Code of any jurisdiction.

         LOAN -- Defined in Section 3.12(a).

         MARKS -- Defined in Section 3.11.

         MATERIAL ADVERSE EFFECT -- (a) when used in connection with Seller, any change, effect, event, occurrence, condition, development or state of facts (i) that is, or is reasonably likely to be, materially adverse to the business, assets, prospects, results of operations or condition (financial or otherwise) of Seller, taken as a whole, or (ii) preventing or delaying the consummation of any of the transactions contemplated by this Agreement; or (b) when used in connection with Buyer, any change, effect, event, occurrence, condition, development or state of facts (i) that is, or is reasonably likely to be, materially adverse to the business, assets, prospects, results of operations or condition (financial or otherwise) of Buyer or its subsidiaries



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and affiliate, taken as a whole, or (ii) preventing or delaying the consummation of any of the transactions contemplated by this Agreement.

         MEMBER OR MEMBERS -- Defined above.

         MORTGAGE LOAN -- A loan originated, owned, brokered or serviced by Seller and secured by residential or commercial real estate and documented by, among other documents, a promissory note and mortgage.

         OREO -- Other real estate owned, i.e., real estate (including capitalized and operating leases) acquired through any means in full or partial satisfaction of a debt previously contracted.

         PCBS -- Defined in Section 3.22(c).

         PERSON -- Any individual, corporation, company, partnership, joint venture, association, trust or other entity.

         PIPELINE LOAN -- A loan-in-process that, as of a specified date, (i) has not yet been funded and closed so as to become a Mortgage Loan, (ii) is represented by a loan application or loan registration or other appropriate documentation, and (iii) which has been accepted for underwriting by Seller.

         PREPAIDS -- Defined in Section 2.1.

         PURCHASE PRICE -- Defined in Section 2.3.

         REQUIREMENTS OF LAW -- (i) As to any Person, the charter and by-laws or other organizational or governing documents of such Person, and any law, rule or regulation, or a final and binding determination of an arbitrator or a determination of a court or other governmental authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject, and (ii) as to any Loan or mortgage origination activity, all applicable federal, state and local laws, rules, and regulations (including, without limitation, the requirements of the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act and all regulations thereunder) and all requirements of an Investor, a Governmental Entity, in each case with respect to all activities, including, without limitation, the origination, insuring, purchase, sale, servicing or filing of Claims in connection with a Loan. In addition, "Requirements of Law" include all services and other requirements of a Governmental Entity, Investors and any private mortgage insurer and all applicable underwriting standards of such governmental agencies or private mortgage insurers.

         REQUISITE REGULATORY APPROVALS -- Defined in Section 7.1(b).



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         RIGHT -- Defined in Section 2.6.

         SELLER -- Defined above.

         SELLER ANCILLARY DOCUMENTS -- Defined in Section 3.5(a).

         SELLER INDEMNIFIED PARTY OR SELLER INDEMNIFIED PARTIES -- Defined in Section 9.3.

         SUBJECT ASSETS -- Defined in Section 2.1.

         SUBJECT EMPLOYEES -- Defined in Section 6.4(a).

         TAXES -- Defined in Section 3.8(a).

         VA -- Defined under definition of "Governmental Entity."

         WAREHOUSE LINE -- Defined in Section 2.2(e).


SECTION 2.        PURCHASE AND SALE OF ASSETS

         2.1 SALE OF ASSETS. Subject to the provisions of this Agreement, Seller agrees to sell and deliver and Buyer agrees to purchase and accept, at the Closing (as defined in Section 2.4 hereof) all of the properties, assets and business of Seller of every kind and description, tangible and intangible, personal or mixed, and wherever located, including, without limitation, all assets shown or reflected in the Base Balance Sheet (as defined in Section 3.7 hereof) of Seller, all Pipeline Loans (as set forth on SCHEDULE 2.1), all customer information in Seller's possession (for itself or as agent custodian) relating to any obligor of a Mortgage Loan or Pipeline Loan or any applicant for a Mortgage Loan, Marks referred to in Section 3.11 and set forth on SCHEDULE 3.11, those deposits prepaid by applicants for appraisals and credit reports ("PREPAIDS"), which deposits have yet to be remitted to the appraising entity or credit reporting company, all of Seller's goodwill, and the right to use the name of Seller as all or part of a trade or corporate name; PROVIDED, HOWEVER, that there shall be excluded from such purchase and sale the following property:

                  (a) Assets and property disposed of since the date of the Base Balance Sheet in the ordinary course of business and such other assets as have been or are disposed of pursuant to this Agreement;

                  (b) Seller's corporate seals, corporate franchise, corporate record books containing minutes of meetings of managers and members and such other records as have to do exclusively with Seller's organization or capitalization (collectively, the "CORPORATE RECORDS")



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and all tax records and returns; PROVIDED, HOWEVER, that Seller shall provide
Buyer prior to the Closing with copies of each of the foregoing, certified by Seller to be true and correct copies;

                  (c) Seller's and any Member's rights or Claims in connection with the refund of any federal, state or local Taxes (as defined in Section 3.8), but only for such Taxes as are not assumed by Buyer pursuant to this Agreement;

                  (d) Cash, other than Prepaids, and securities and Mortgage Loans as set forth on SCHEDULE 2.1(d); and

                  (e) The townhouse located in Owings Mills, Maryland, as further described on SCHEDULE 2.1(e).

The assets, property and business of Seller to be sold to and purchased by Buyer under this Agreement are hereinafter sometimes referred to as the "SUBJECT ASSETS," and the assets, property and business of Seller to be excluded from the sale to Buyer shall be referred to as the "EXCLUDED ASSETS."

         2.2 ASSUMPTION OF LIABILITIES. Upon the sale and purchase of the Subject Assets, Buyer shall assume and agree to pay or to discharge when due in accordance with their respective terms, all liabilities of Seller shown or reflected on the Base Balance Sheet (determined in accordance with GAAP) which are outstanding at the time of the Closing, all liabilities and obligations (determined in accordance with GAAP) incurred by Seller since the date of the Base Balance Sheet in the ordinary course of business and consistent with the terms of this Agreement which are outstanding at the time of the Closing and which shall be set forth in SCHEDULE 2.2 delivered to Buyer not less than two Business Days prior to the Closing, and the Leases as forth on SCHEDULE 3.6(b), except that Buyer shall not assume and shall not pay any of the following liabilities or obligations:

                  (a) liabilities incurred by Seller in connection with this Agreement and the transactions provided for herein, including, without limitation, counsel and accountants' fees, and expenses pertaining to the performance by Seller of its obligations hereunder;

                  (b) Taxes of Seller, whether relating to periods before or after the transactions contemplated in this Agreement or incurred by Seller in connection with this Agreement and the transactions provided for herein, except for payroll taxes, property taxes and other taxes for which a reserve is established on the Base Balance Sheet, all of which shall be assumed by Buyer; PROVIDED, HOWEVER, that Buyer shall in no event assume liability for any Taxes arising out of the inclusion of Seller in any group filing consolidated, combined, or unitary tax returns or arising out of any transferee liability or for any tax arising out of Section 1374 of the Internal Revenue Code of 1986, as amended (the "CODE") or any taxes triggered solely as a result of the consummation of the transactions contemplated by this Agreement;





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                  (c)      liabilities of Seller, if any, to its dissenting
members, if any, under the applicable law of its state of organization or any other liability of Seller to any present or former member in such capacity, or any liability of Seller to any officer, manager or agent of Seller for indemnification pursuant to an organizational document, contract or otherwise;

                  (d) liabilities of Seller with respect to any options, agreements or other rights to acquire any membership interest in Seller;

                  (e) liabilities of Seller in connection with the warehouse line of credit established with PNC Bank, National Association pursuant to a certain Mortgage Warehousing Loan Agreement, dated as of April 1, 1998, between Seller and PNC Bank, National Association (the "Warehouse Line");

                  (f) liabilities in connection with or relating to any Claims against Seller or any of the Members; and

                  (g) liabilities accruing, occurring or relating to events before the Closing under any employee benefit plan or arrangement (including, without limitation, all plans as defined in Section 3(3) of ERISA maintained by Seller).

         The liabilities to be assumed by Buyer under this Agreement are hereinafter sometimes referred to as the "LIABILITIES" and the liabilities which are not assumed by Buyer under this Agreement are hereinafter sometimes referred to as the "EXCLUDED LIABILITIES." The assumption of said Liabilities by any party hereunder shall not enlarge any rights of third parties under contracts or arrangements with Buyer or Seller and nothing herein shall prevent any party from contesting in good faith with any third party any of said Liabilities.

         2.3 PURCHASE PRICE AND PAYMENT. In consideration of the sale by Seller to Buyer of the Subject Assets, as well as the execution by Richard G. Reese, Jr. of the Employment Agreement referred to in Section 7.2(i), subject to the assumption by Buyer of the Liabilities and the satisfaction of all of the conditions contained in this Agreement, Buyer agrees that at the Closing it will deliver to Seller the sum of One Million Seven Hundred and Sixty Thousand Dollars ($1,760,000.00) by bank cashiers check or by wire transfer of immediately available funds, subject to adjustments based on an updated Schedule
2.1 and balance sheet of Seller, both as of 5 Business Days prior to the Closing and both of which Seller shall deliver to Buyer at that time (collectively, the "PURCHASE PRICE").

         The Purchase Price represents full payment to Seller by Buyer for the Subject Assets, and such payment is satisfactory to Seller and each of the Members.

         2.4 TIME AND PLACE OF CLOSING. The closing of the purchase and sale provided for in this Agreement (the "CLOSING") shall be held at the offices of Goodwin, Procter & Hoar LLP at Exchange Place, 53 State Street, Boston, Massachusetts as soon as practical after the




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satisfaction of the Closing conditions set forth in Section 7 or at such other place or time as may be fixed by mutual agreement of Buyer and Seller. It is expressly understood and agreed by the parties hereto that Buyer is a regulated entity and the Closing shall not occur prior to the receipt of any necessary approvals and the expiration of necessary waiting periods, and Seller and the Members shall reasonably cooperate with Buyer in timing the Closing in compliance therewith.

         2.5 TRANSFER OF SUBJECT ASSETS. At the Closing, Seller and the Members shall deliver or cause to be delivered to Buyer good and sufficient instruments of transfer transferring to Buyer title to all the Subject Assets. Such instruments of transfer (a) shall be in the form and will contain provisions not inconsistent with the provisions hereof which are usual and customary for transferring the type of property involved under the laws of the jurisdictions applicable to such transfers, (b) shall be in form and substance satisfactory to Buyer and its counsel, and (c) shall effectively vest in Buyer good and marketable title to all the Subject Assets free and clear of all liens, restrictions and encumbrances, except as otherwise provided in this Agreement. Without limiting the foregoing, any Member or officer or manager who holds any Subject Asset as record or nominee holder for the benefit of Seller shall upon request of Buyer take all actions reasonably requested by Buyer in order to vest Buyer or its nominee with record and beneficial ownership of such Subject Asset.

         2.6      DELIVERY OF RECORDS AND CONTRACTS.

                  (a) At the Closing, Seller shall deliver or cause to be delivered to Buyer all of Seller's leases, contracts, commitments, agreements (including, without limitation, non-competition agreements) and rights, with such assignments thereof and consents to assignments as are necessary to assure Buyer of the full benefit of the same. Seller shall also deliver to Buyer at the Closing all of Seller's business records, tax returns, books and other data of Seller relating to its assets, business and operations (except the Corporate Records excluded under Section 2.1(b) as to which only copies need be delivered in accordance with such Section), and Seller shall take all requisite steps to put Buyer in actual possession and operating control of the Subject Assets and business of Seller. After the Closing, Buyer shall afford to Seller and its accountants and attorneys, for the purpose of preparing such tax returns of Seller or the Members responding to inquiries from Governmental Entities and Investors as may be required after the Closing, reasonable access to the books and records delivered to Buyer under this Section and shall permit Seller, at Seller's expense, to make extracts and copies therefrom.

                  (b) If an attempted sale, conveyance, assignment, transfer or delivery of any contracts, Claims, leases, commitments, franchises, privileges, permits, consents, certificates, licenses or any other assets, rights or benefits to be sold, conveyed, assigned, transferred and delivered to Buyer (individually, a "RIGHT") would be ineffective without the consent of any other Person, and such consent has not been obtained on or before the date of the Closing, this Agreement shall not constitute an assignment or an attempted assignment of such Right if such




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assignment or attempted assignment would constitute a breach thereof or be unlawful. In such case, Seller shall use its best efforts (within commercially practicable limits) to obtain, as soon as practicable, the consent of each such or other Person in all cases in which such consent is required, and Seller and Buyer will cooperate in any reasonable arrangement designed to enable Seller to perform its obligations hereunder, and to provide for the assumption by Buyer of the benefits, risks and burdens of, any such agreement.

         2.7 FURTHER ASSURANCES. Seller and the Members from time to time after the Closing at the request of Buyer and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer each of the Subject Assets. Nothing herein shall be deemed a waiver by Buyer of its right to receive at the Closing an effective assignment of each of the leases, contracts, commitments or rights of Seller set forth in this Agreement.

         2.8 ALLOCATION OF PURCHASE PRICE. Within Sixty (60) days after the Closing, Buyer shall allocate the Purchase Price (and all other capitalized costs) among the Subject Assets. Such allocation shall be made in accordance with the provisions of Section 1060 of the Code, and shall be binding upon Buyer and Seller for all purposes (including financial accounting purposes, financial and regulatory reporting purposes and tax purposes). Notwithstanding the foregoing, on the date of the Agreement, Buyer shall provide Seller with an estimate of such allocation. Buyer and Seller also each agree to file IRS Forms 8594, to the extent necessary or desirable, consistently with the foregoing and in accordance with Section 1060 of the Code. The parties to this Agreement hereby agree that the Purchase Price will be treated as a capital gain for tax purposes.

         2.9 SALES AND TRANSFER TAXES. Notwithstanding any other provision of this Agreement, all sales and transfer taxes, fees and duties under applicable law incurred in connection with this Agreement or the transactions contemplated hereby will be borne and paid by Buyer; PROVIDED, HOWEVER, that Seller or the Members shall promptly reimburse Buyer for any amount by which the aggregate of any such taxes, fees or duties exceeds Forty Thousand Dollars ($40,000).


SECTION 3.        REPRESENTATIONS AND WARRANTIES OF SELLER AND MEMBERS

         3.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to Buyer to enter into this Agreement and consummate the transactions contemplated hereby, Seller and each of the Members jointly and severally hereby make to Buyer the representations, warranties and agreements contained in this
Section 3.





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         3.2      ORGANIZATION AND QUALIFICATIONS OF SELLER.

                  (a) Seller is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Maryland with full corporate power and authority to own or lease its properties and to conduct its business in the manner and in the places where its properties are owned or leased and its business is currently conducted or proposed to be conducted.

                  (b) Seller (i) is qualified and licensed to conduct its residential mortgage activities, including brokering, originating, selling, purchasing and servicing mortgage loans, as the case may be, whether first or secondary lien mortgage loans, in every state or jurisdiction in which it conducts such businesses, as listed in SCHEDULE 3.17, is in good standing in each such state or jurisdiction, and is not required to be licensed or qualified to conduct its business or own its property in any other jurisdiction, (ii) is approved by each federal or state agency (A) to which it sells loans or (B) that insures or guarantees loans originated, purchased or serviced by such entity,
(iii) meets all applicable FNMA and FHLMC regulations and is approved by FNMA and FHLMC so as to be entitled to service mortgage loans sold to FNMA and FHLMC, and (iv) is in good standing and in compliance with all eligibility requirements under any correspondent or servicing arrangement pursuant to which Seller sells or services mortgage loans.

                  (c) The copies of Seller's organizational documents as amended to date, certified by the Maryland Secretary of State, and heretofore delivered to Buyer's counsel, are complete and correct, and no amendments thereto are pending. Seller is not in violation of any term of its organizational documents.

         3.3 SUBSIDIARIES AND INVESTMENTS. Seller does not have any subsidiaries and does not own any securities issued by any other business organization or governmental authority, except U.S. Government securities, bank certificates of deposit and money market accounts acquired as short-term investments in the ordinary course of its business, nor does Seller own or have any direct or indirect interest in or control over any corporation, partnership, joint venture or entity of any kind.

         3.4      CAPITALIZATION OF SELLER; BENEFICIAL OWNERSHIP.

                  (a) All of the membership interests in Seller are owned beneficially and of record by the Members as set forth in SCHEDULE 3.4, free and clear of any lien, restrictions or encumbrances, and there are no outstanding options, warrants, rights, commitments, pre-emptive rights or agreements of any kind for the transfer, issuance or sale of, or outstanding securities convertible into, any interest in Seller. None of Seller's membership interests have been issued in violation of any federal or state law.

         3.5      AUTHORITY OF SELLER AND THE MEMBERS.

                  (a) Seller and each of the Members has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Seller pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby. The execution, delivery and performance by Seller and each of the Members of this Agreement and each such other agreement, document and instrument have been duly authorized by all necessary action of Seller and its Members and no other action on the part of Seller or its Members is required in connection herewith and therewith.

         This Agreement and each other agreement, document and instrument executed and delivered by Seller and the Members, as applicable, pursuant to or in connection with this Agreement (with the Employment Agreement, the "SELLER ANCILLARY DOCUMENTS") and the consummation of the transactions contemplated hereby and thereby have been duly and validly executed by Seller and the Members, as applicable, constitute, or when executed and delivered will constitute, valid and binding obligations of Seller and the Members, as applicable, enforceable against Seller and the Members in accordance with their terms. The execution, delivery and performance by Seller and the Members of this Agreement and the Seller Ancillary Documents, the consummation by Seller and the Members of the transactions contemplated hereby and thereby, and compliance by Seller and the Members, as applicable, with any of the terms or provisions hereto and thereof, does not and will not:

                           (i) violate any provision of its organizational documents of Seller;

                           (ii) violate any law, rule, regulation, judgment, order, or injunction applicable to Seller or the Members or any of Seller's properties or assets; or

                           (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any Lien upon any of the properties or assets of Seller under any of the terms, conditions or provisions of (A) any governmental authorization, approval, license or permit, (B) any note, bond, mortgage, indenture, deed of trust, license, permit, lease, agreement or other instrument, or (C) any other obligation to which Seller or any Member is a party, or by which any of Seller's properties or assets may be bound or affected.

                  (b) Each Member has full right, authority, power and capacity to enter into this Agreement and the Seller Ancillary Documents pursuant to this Agreement and to carry out the transactions contemplated hereby and thereby.

                  (c) No consents or approvals of, or filings or registrations with, any Governmental Entity are necessary, and no consents or approvals of any third parties are necessary, in connection with the execution and delivery of this Agreement and each Seller Ancillary Document or the consummation of the transactions contemplated hereby or thereby, except (i) those which have been duly obtained or made, (ii) those referred to in Section 3.17 and listed on SCHEDULE 3.17, or
(iii) those which are required to be obtained or made by Buyer.

         3.6      REAL AND PERSONAL PROPERTY.

                  (a) OWNED REAL PROPERTY. Except for the townhouse described in SCHEDULE 2.1(e), Seller does not directly or indirectly own, and has never owned, any real property, including, but not limited to OREO.

                  (b) LEASED REAL PROPERTY. All of the real property leased by Seller as tenant or lessee is identified on SCHEDULE 3.6(b) (collectively referred to herein as the "LEASED REAL PROPERTY"). The following representations and warranties are made with respect to its Leased Real Property:

                           (i) LEASES. The copies of the leases of the Leased Real Property (collectively, the "LEASES") delivered by Seller to Buyer and the information with respect to each of the Leases set forth in SCHEDULE 3.6(b) is complete, accurate, true and correct. With respect to each of the Leases, except as set forth on SCHEDULE 3.6(b):

                                    (A)      each of the Leases is in full force
                  and effect and has not been modified, amended, or altered, in writing or otherwise;

                                    (B)      all obligations of the landlord or
                  lessor under the Leases which have accrued have been performed, and Seller is not in default under any Lease, and no circumstance presently exists which, with notice or the passage of time or both, would give rise to a default by Seller; and

                                    (C)      the consent of each landlord or
                  lessor under any Leases whose consent is required to the transfer of the Leased Real Property to Buyer has been obtained or will be obtained prior to the Closing, and such transfer will not give any landlord or lessor under any Lease any remedy, including, without limitation, any right to declare a default under any Lease.

                           (ii) TITLE AND DESCRIPTION. Seller holds a good, clear, marketable, valid and enforceable leasehold interest in the Leased Real Property pursuant to the Leases, subject only to the right of reversion of the landlord or lessor under the Leases, free and clear of all Liens, except for matters set forth on SCHEDULE 3.6(b).

                           (iii) CONDITION. Except as set forth on SCHEDULE 3.6(b), there are no material defects in the physical condition of any improvements constituting a part of the Leased Real Property, including, without limitation, structural elements, mechanical systems, roofs or parking and loading areas, and all of such improvements are in good operating condition and repair, have been well maintained and are free from infestation by rodents or insects. Except as set forth on SCHEDULE 3.6(b), none of the Leased Real Property is subject to special flood or mudslide hazards or within the 100 year flood plain. To the best knowledge of Seller and the Members, all water, sewer, gas, electric, telephone, drainage and other utilities required by law or necessary for the current or planned operation of the Leased Real Property have been installed and connected pursuant to valid permits, and are sufficient to service the Leased Real Property.

                           (iv) COMPLIANCE WITH LAW; GOVERNMENT APPROVALS. Neither Seller nor any of the Members has received any notice from any Governmental Entity of any violation of any law, ordinance, regulation, license, permit or authorization issued with respect to any of the Leased Real Property that has not been corrected heretofore, and no such violation now exists which could have an adverse effect on the operation or value of any of the Leased Real Property. All improvements constituting a part of the Leased Real Property are in compliance in all respects with all applicable laws, ordinances, regulations, licenses, permits and authorizations, and there are presently in effect all licenses, permits and authorizations required by law, ordinance, or regulation. The transfer of the Leased Real Property to Buyer shall include all rights to the use of any off-site facilities necessary to ensure compliance with all such laws, ordinances, codes and regulations. There is at least the minimum access required by applicable subdivision or similar law to the Leased Real Property. Neither Seller nor any of the Members has received any notice of any pending or threatened real estate tax deficiency or reassessment or condemnation of all or any portion of any of the Leased Real Property.

                           (v) TAXES AND MAINTENANCE. Except as set forth in SCHEDULE 3.6(b), or set forth in the Leases, Seller is not responsible for any Taxes, fees, or maintenance costs or expenses with respect to the Leased Real Property.

                           (vi) CONDUCT OF BUSINESS. The Leased Real Property constitutes all the real property necessary to conduct the business of Seller.

                  (c) PERSONAL PROPERTY. A complete description of Seller's equipment and other tangible personal property, including all leased personal property, is contained in SCHEDULE 3.6(c). Except as specifically disclosed in said Schedule or in the Base Balance Sheet, Seller has good and marketable title to all of such personal property. None of such personal property or assets is subject to any Lien except as specifically disclosed in said Schedule or in the Base Balance Sheet. Except as otherwise specified in SCHEDULE 3.6(c), all personal property of Seller is in good repair, has been well maintained, and substantially complies with all applicable laws, ordinances and regulations, and such personal property is in good working order. Neither Seller nor any of the Members knows of any pending or threatened change of any such laws, ordinances or regulations which could adversely affect Seller or its business.

                  (d) Seller does not own any asset and is not subject to any liability except those directly relating to the business of Mortgage Loan brokerage, origination and sale.

         3.7      FINANCIAL STATEMENTS.

                  (a) Seller has delivered to Buyer the following financial statements, copies of which are attached hereto as SCHEDULE 3.7(a):

                           (i) Audited balance sheets of Seller for its fiscal years ending on December 31, 1998, 1997 and 1996 and statements of income, retained earnings and cash flows for the three years then ended, with appropriate footnotes.

                           (ii) A balance sheet of Seller as of May 31, 1999 (herein the "BASE BALANCE SHEET") and statements of income, retained earnings and cash flows for the periods then ended, with appropriate footnotes, certified by Seller's Chief Financial Officer.

         Said financial statements have been prepared in accordance with GAAP, applied consistently during the periods covered thereby, are complete and correct in all material respects, and present fairly in all material respects the financial condition of Seller at the dates of said statements and the results of its operations and its cash flows for the periods covered thereby.

                  (b) As of the date of its Base Balance Sheet, Seller had no liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including, without limitation, liabilities as guarantor or otherwise with respect to obligations of others, or liabilities for Taxes due or then accrued or to become due or contingent or potential liabilities relating to its activities or the conduct of Seller's business prior to the date of the Base Balance Sheet regardless of whether claims in respect thereof had been asserted as of such date), except liabilities stated or adequately reserved against on the Base Balance Sheet or the notes thereto, (ii) reflected in Schedules furnished to Buyer hereunder as of the date hereof, or (iii) immaterial liabilities incurred in the ordinary course of Seller's business which are not required to be reflected in the Base Balance Sheet or the notes thereto under GAAP.

                  (c) Except for the Warehouse Line, as of the date hereof and as of the Closing, Seller had and will have no liabilities of any nature, whether accrued, absolute, contingent or otherwise, asserted or unasserted, known or unknown (including, without limitation, liabilities as guarantor or otherwise with respect to obligations or others, or liabilities for Taxes due or then accrued or to become due or contingent or potential liabilities relating to activities of Seller or the conduct of its business prior to the date hereof or the Closing, as the case may be, regardless of whether claims in respect thereof had been asserted as of such date), except liabilities (i) stated or adequately reserved against on the Base Balance Sheet or the notes thereto, (ii) reflected in SCHEDULE 3.7(c), or (iii) incurred after the date of the Base Balance Sheet in the ordinary course of business consistent with the terms of this Agreement.

         3.8      TAXES.

                  (a) Seller has paid or caused to be paid all federal, state, local, foreign, and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it (collectively, "TAXES"), required to be paid by it through the date hereof whether disputed or not.

                  (b) Seller has in accordance with applicable law filed all federal, state, local and foreign tax returns required to be filed through the date hereof, and all such returns correctly and accurately set forth the amount of any Taxes relating to the applicable period.

                  (c) Neither the IRS nor any other Governmental Entity is now asserting or, to the knowledge of Seller or any Member, threatening to assert against Seller any deficiency or claim for additional Taxes. No claim has ever been made by an authority in a jurisdiction where Seller does not file reports and returns that Seller is or may be subject to taxation by that jurisdiction. There are no security interests on any of the assets of Seller that arose in connection with any failure (or alleged failure) to pay any Taxes. Seller has never entered into a closing agreement pursuant to Section 7121 of the Code.

                  (d) There has not been any audit of any tax return filed by Seller, no audit of any tax return of Seller is in progress, and neither Seller nor any of the Members has been notified by any tax authority that any such audit is contemplated or pending. No extension of time with respect to any date on which a tax return was or is to be filed by Seller is in force, and no waiver or agreement by Seller is in force for the extension of time for the assessment or payment of any Taxes.

                  (e) Seller has never been (and has never had any liability for unpaid Taxes because it once was) a member of an "affiliated group" (as defined in Section 1504(a) of the Code). Seller has never filed, and has never been required to file, a consolidated, combined or unitary tax return with any other entity. Seller does not own and has never owned a direct or indirect interest in any trust, partnership, corporation or other entity and therefore Buyer is not acquiring from Seller an interest in any entity. Seller is not a party to any tax sharing agreement.

                  (f) For purposes of this Agreement, all references to Sections of the Code shall include any predecessor provisions to such Sections and any similar provisions of federal, state, local or foreign law.

         3.9 ABSENCE OF CERTAIN CHANGES. Since the date of the Base Balance Sheet, there has not been any: (i) change having or that could have a Seller Material Adverse Effect, (ii) declaration, setting aside or payment of any dividend or other distribution with respect to, or any direct or indirect redemption or acquisition of, any interest in Seller, (iii) waiver of any material right of Seller or cancellation of any material debt or claim held by Seller, (iv) loss, destruction or damage to any property which is material to the assets, liabilities, properties, business or prospects of Seller, whether or not insured, (v) acquisition or disposition of any assets or other transaction by Seller other than in the ordinary course of business, (vi) other than in the ordinary course of business, transaction or agreement involving Seller and any member, officer, manager, or employee of Seller, (vii) material increase, direct or indirect, in the compensation paid or payable to any member, officer, manager, employee or agent of Seller or any establishment or creation of any material employment or severance agreement or employee benefit plan, (viii) material loss of personnel of Seller, material change in the terms and conditions of the employment of Seller's key personnel or any labor trouble involving Seller, (ix) arrangements relating to any commission, royalty, dividend or similar payment based on the sales or loan origination volume of Seller, (x) material agreement with respect to the endorsement of Seller's products or services, (xi) loss or any development that could result in a loss of any significant customer, account or employee of Seller, (xii) incurrence of material indebtedness or lien, (xiii) transaction not occurring in the ordinary course of business and consistent with Seller's prior practices, or (xiv) any agreement with respect to any of the foregoing actions.

         3.10 CONTRACTS. Except for contracts, commitments, plans, agreements, leases and licenses described in SCHEDULES 3.10 AND 3.6(b) (true and complete copies of which have been delivered to or made available to Buyer), Seller is not a party to or subject to any contract, which is material to its business, including, without limitation:

                  (a) any plan or contract providing for bonuses, pensions, options, purchases of membership interests, deferred compensation, retirement payments, profit sharing, collective bargaining or the like, or any contract or agreement with any labor union;

                  (b) any other contracts or agreements creating any obligations of Five Thousand Dollars ($5,000) or more individually or Twenty Five Thousand Dollars ($25,000) or more in the aggregate which are not specifically disclosed elsewhere under this Agreement or the Schedules hereto;

                  (c) any contract containing covenants limiting the freedom of Seller to compete in any line of business or with any person or entity;

                  (d) any contract or agreement for the purchase of any fixed asset for a price in excess of Five Thousand Dollars ($5,000) whether or not such purchase is in the ordinary course of business;

                  (e) any indenture, mortgage, promissory note, loan agreement (including, without limitation, a line of credit), guaranty or other agreement or commitment for the borrowing of money; or

                  (f) any contract or agreement with any officer, employee, manager or Member of Seller or with any persons or organizations controlled by or affiliated with any of them.

         Seller is not in default under any such contracts, commitments, plans, agreements or licenses described in said Schedules and neither Seller or any of the Members has no knowledge of conditions or facts which with notice or passage of time, or both, would constitute a default.

         3.11 INTELLECTUAL PROPERTY. Seller owns or possesses valid and binding licenses and other rights to use without payment of any material amount all patents, copyrights, trade secrets, trade names, service marks and trademarks used in its business (collectively, "MARKS"), and neither Seller nor any of the Members has received any notice of conflict with respect thereto that asserts the right of others. Seller has performed all the obligations required to be performed by Seller and is not in default under any contract, agreement, arrangement or commitment relating to any of the foregoing. SCHEDULE 3.11 sets forth an accurate and complete listing of all Marks.

         3.12     MORTGAGE BUSINESS.

                  (a) MORTGAGE LOANS. Seller does not own any Mortgage Loans except for those loans funded by the Warehouse Line which Seller has originated and are awaiting purchase by Investors. Each Mortgage Loan that Seller has originated, previously owned, and as to which Seller has acted as a mortgage broker or lender, and each Pipeline Loan (each of such Mortgage Loans or Pipeline Loans, a "LOAN"), was or will be brokered or originated and is or was administered by Seller in compliance with all Requirements of Law.

         Seller has not done or failed to do, or has not caused to be done or omitted to be done, any act or omission which would invalidate or impair any of the following, as may be applicable, (i) any approvals of a Governmental Entity,
(ii) any FHA insurance or commitments of the FHA to insure in connection with a Loan, (iii) any VA guaranty or commitment of the VA to guaranty with respect to properties secured by mortgages in connection with a Loan, (iv) any private mortgage insurance or commitment of any private mortgage insurer to insure in connection with a Loan, (v) any title insurance policy in connection with a Loan, (vi) any hazard insurance policy in connection with a Loan, (vii) any flood insurance policy required by the National Flood Insurance Act of 1968, as amended, with respect to properties secured by mortgages related to a Loan, (viii) any fidelity bond, direct surety bond, or errors and omissions insurance policy required by a Governmental Entity or any private mortgage insurer, (ix) any surety or guaranty agreement or (x) any guaranty issued by GNMA to Seller respecting mortgage-backed securities issued by Seller.

         During the last five years, no Investor has claimed that Seller has not complied with all applicable laws with respect to Mortgage Loans sold by Seller to such Investor.

                  (b)      SERVICING.

                           (i) The servicing of each Mortgage Loan now or previously serviced by Seller complies, in all respects, with the terms of any governmental agency program, FNMA or FHLMC program, or other investor program, commitment or arrangement related thereto, including, without limitation, the terms of any applicable law or regulation or servicing agreement and all applicable documents relating to such Mortgage Loan.

                           (ii) Seller has complied with all obligations under all applicable insurance contracts with respect to, and which might affect, any Mortgage Loan. Seller has not taken any action or failed to take any action which might cause the cancellation or otherwise affect any of the insurance contracts.

                           (iii) The selling and origination representations and warranties made by Seller to investors under any sale or servicing agreements were true and correct on the date made and such of those representations and warranties which, under the applicable sale or servicing agreement, are "continuing" representations and warranties required to be true on and after the date such representations and warranties were made continue to be true and correct.

                  (c) ACCURACY OF PORTFOLIO INFORMATION. The information provided by Seller to Buyer with respect to the Loans is true and correct, including, without limitation, the rate, monthly principal and interest constant, monthly tax and insurance constant, escrow account balances, due date of next installment payment of principal and interest, amount of unreimbursed advances to escrow accounts and servicing fee.

         3.13 COMPLIANCE WITH LAWS. Seller is in compliance with all Requirements of Law which apply to Seller or to the conduct of its business, and Seller has not received notice, and the Members are not aware of the existence of a notice, of a violation or alleged violation of any Requirement of Laws.

         3.14 LITIGATION. There is no litigation or governmental or administrative proceeding or investigation pending or, to the knowledge of Seller or any Member, threatened against Seller or any affiliate of Seller or any Member which may have any Seller Material Adverse Effect or which would prevent or hinder the consummation of the transactions contemplated by this Agreement.

         3.15 POWERS OF ATTORNEY. Neither Seller nor any Member has granted powers of attorney which are presently outstanding other than powers of attorney granted by Members for estate planning and/or healthcare purposes.

         3.16 FINDER'S FEE. Neither Seller nor any Member has incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

         3.17 PERMITS; BURDENSOME AGREEMENTS. SCHEDULE 3.17 lists all permits, registrations, licenses, franchises, certifications and other approvals (collectively, the "APPROVALS") required from federal, state or local authorities in order for Seller to conduct its business. Seller has obtained all such Approvals, which are valid and in full force and effect, and Seller is operating in compliance therewith. Such Approvals include, but are not limited to, those required under federal, state or local statutes, ordinances, orders, requirements, rules, regulations, or laws pertaining to environmental protection, and public health and safety. Except as disclosed in SCHEDULE 3.17, all such Approvals will be available and assigned to Buyer and remain in full force and effect upon Buyer's purchase of the Subject Assets, and no further Approvals will be required in order for Buyer to conduct the business currently conducted by Seller subsequent to the Closing. Except as disclosed in SCHEDULE
3.17 or in any other Schedule hereto, Seller is not subject to or bound by any agreement, arrangement, judgment, decree or order which may materially and adversely affect its business or prospects, its condition, financial or otherwise, or any of its assets or properties.

         3.18 CORPORATE RECORDS; COPIES OF DOCUMENTS. The corporate record books of Seller accurately reflect and memorialize the corporate action referenced therein. The copies of the corporate records of Seller, as delivered to Buyer pursuant to Section 2.1(b), are true and complete copies of the originals of such documents. Buyer has made available for inspection and copying by Buyer and its counsel complete and correct copies of all documents referred to in this Section or in the Schedules delivered to Buyer pursuant to this Agreement.

         3.19 TRANSACTIONS WITH INTERESTED PERSONS. None of Seller, any Member, or officers, supervisory employees or managers of Seller or, to the knowledge of Seller or any Member, any of their respective spouses or family members owns directly or indirectly on an individual or joint basis any material interest in, or serves as an officer or manager or in another similar capacity of, any competitor, provider or supplier of Seller, or any organization which has a material contract or arrangement with Seller.

         3.20     EMPLOYEE BENEFIT PROGRAMS.

                  (a) SCHEDULE 3.20 sets forth a list of every Employee Program (as defined below) that has been maintained by Buyer or an Affiliate at any time during the period starting upon the organization of Seller and ending on the date of the Closing. Each Employee Program which has ever been maintained by Buyer or an Affiliate (as defined below) and which has been intended to qualify under Section 401(a) or 501(c)(9) of the Code has received a favorable determination or approval letter from the IRS regarding its qualification under such section and has, in fact, been qualified under the applicable section of the Code from the effective date of such Employee Program through and including the date of the Closing (or, if earlier, the date that all of such Employee Program's assets were distributed). No event or omission has occurred which would cause any such Employee Program to lose its qualification or otherwise fail to satisfy the relevant requirements to provide tax-favored benefits under the applicable Code Section (including, without limitation, Code Sections 105, 125, 401(a) and 501(c)(9)). With respect to any Employee Program ever maintained by Seller or any Affiliate, there has been no (i) "prohibited transaction," as defined in Section 406 of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") or Code Section 4975, or (ii) failure to comply with any provision of ERISA, other applicable law, or any agreement which, in the case of either of (i) or (ii), could subject Seller or any Affiliate to liability either directly or indirectly (including, without limitation, through any obligation of indemnification or contribution) for any damages, penalties, or taxes, or any other loss or expense. All payments and/or contributions required to have been made (under the provisions of any agreements or other governing documents or applicable law) with respect to all Employee Programs ever maintained by Seller or any Affiliate, for all periods prior to the date of the Closing, either have been made or have been accrued (and all such unpaid but accrued amounts are described on SCHEDULE 3.20). Each Employee Program ever maintained by Seller or an Affiliate has complied with the applicable notification and other applicable requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985.

                  (b) Neither Seller nor any Affiliate (i) has ever maintained any Employee Program which has been subject to title IV of ERISA or Code Section 412, including, but not limited to, any Multiemployer Plan (as defined in Section 3(37) of ERISA) or (ii) has ever provided health care or any other non-pension benefits to any employees after their employment is terminated (other than as required by part 6 of subtitle B of title I of ERISA) or has ever promised to provide such post-termination benefits.

                  (c)      For purposes of this Section:

                           (i) "Employee Program" means all employee benefit plans within the meaning of ERISA Section 3(3) as well as all other employee benefit plans, agreements and arrangements of any kind.

                           (ii) An entity "maintains" an Employee Program if such entity sponsors, contributes to, or provides benefits under or through such Employee Program, or has any obligation (by agreement or under applicable law) to contribute to or provide benefits under or through such Employee Program, or if such Employee Program provides benefits to or otherwise covers employees of such entity (or their spouses, dependents, or beneficiaries).

                           (iii) An entity is an "Affiliate" of Seller if it would have ever been considered a single employer with Seller under ERISA Section 4001(b) or part of the same "controlled group" as Seller for purposes of ERISA Section 302(d)(8)(C).

         3.21 EMPLOYEES; LABOR MATTERS. Seller employs approximately 150 full-time employees and 2 part-time employees. Seller generally enjoys good employer-employee relationships. Neither Seller nor any of the Members is aware of the existence of any criminal record of any of Seller's employees relating to financial activity, fraud, or sexual behavior or harassment. Seller is not delinquent in payments to any of its employees for any wages, salaries, commissions, bonuses or other direct compensation for any services performed for it to the date hereof or amounts required to be reimbursed to such employees. Upon termination of the employment of any of said employees, Buyer will not by reason of the acquisition transaction or anything done prior to the Closing be liable to any of said employees for so-called "severance pay" or any other payments. Seller does not have any policy, practice, plan or program of paying severance pay or any form of severance compensation in connection with the termination of employment, except as set forth in said Schedule. Seller is in compliance with all applicable laws and regulations respecting labor, employment, fair employment practices, work place safety and health, terms and conditions of employment, and wages and hours. There are no charges of employment discrimination or unfair labor practices, nor are there any strikes, slowdowns, stoppages of work, or any other concerted interference with normal operations existing, pending or threatened against or involving Seller. No labor organization has demanded that Seller recognize it as the collective bargaining representative of any group of employees of Seller, or petitioned the National Labor Relations Board for certification as such representative. There are no grievances, complaints or charges that have been filed against Seller under any dispute resolution procedure (including, but not limited to, any proceedings under any dispute resolution procedure under any collective bargaining agreement) that might have an adverse effect on Seller or the conduct of Seller's business and no arbitration or similar proceeding is pending and no Claim therefor has been asserted. No collective bargaining agreement is in effect or is currently being or is about to be negotiated by Seller. Seller has not received any information to indicate that any of its employment policies or practices is currently being audited or investigated by any federal, state or local government agency. Seller is, and at all times since its formation has been, in compliance with the requirements of the Immigration Reform Control Act of 1986.

         3.22     ENVIRONMENTAL MATTERS.

                  (a) (i) no Hazardous Material (as defined below) has ever been or is threatened to be spilled, released, or disposed of at any site presently or formerly owned, operated, leased, or used by Seller, or has ever come to be located in the soil or groundwater at any such site; (ii) no Hazardous Material has ever been transported from any site presently or formerly owned, operated, leased, or used by Seller for treatment, storage, or disposal at any other place; (iii) Seller does not presently or did not previously own, operate, lease, or use any site on which underground storage tanks are or were located; and (iv) no lien has ever been imposed by any governmental agency on any property or facility owned, operated, leased, or used by Seller in connection with the presence of any Hazardous Material; PROVIDED, HOWEVER, that in the case of each of the foregoing, other than with respect to actions taken or caused to be taken by Seller or any of the Members, such statements are to the best knowledge of Seller and the Members.

                  (b) (i) Seller has no liability under, nor has it ever violated any Environmental Law (as defined below); (ii) Seller, any property owned, operated, leased, or used by Seller, and any facilities and operations thereon are presently in compliance in all respects with all applicable Environmental Laws; PROVIDED, HOWEVER, that other than actions taken, or caused to be taken, by Seller or any Member, this item (ii) is to the best knowledge of Seller and the Members; (iii) Seller has never entered into or been subject to any judgment, consent decree, compliance order, or administrative order with respect to any environmental or health and safety matter or received any request for information, notice, demand letter, administrative inquiry, or formal or informal complaint or claim with respect to any environmental or health and safety matter or the enforcement of any Environmental Law; and (iv) Seller has no reason to believe that any of the items enumerated in clause (iii) of this paragraph will be forthcoming.

                  (c) To the best knowledge of Seller and the Members after due inquiry of the current landlord, no site owned, operated, leased, or used by Seller contains any asbestos or asbestos-containing material, any polychlorinated biphenyls ("PCBS") or equipment containing PCBs, or any urea formaldehyde foam insulation.

                  (d) Seller has provided to Buyer copies of all documents, records, and information available to Seller concerning any environmental or health and safety matter relevant to Seller or any sites formerly or currently owned, operated, leased or used by Seller, whether generated by Seller, or others, including, without limitation, environmental audits, site assessments, documentation regarding off-site disposal of Hazardous Materials, and reports, correspondence, permits, licenses, approvals, consents, and other authorizations related to environmental or health and safety matters issued by any governmental agency. In addition, Seller has disclosed to Buyer all sites formerly or currently owned, operated, leased or used by Seller.

                  (e) For purposes of this Section 3.22, (i) "Hazardous Material" shall mean and include any hazardous waste, hazardous material, hazardous substance, petroleum product, oil, toxic substance, pollutant, or contaminant, as defined or regulated under any Environmental Law, or any other substance which may pose a threat to the environment or to human health or safety; (ii) "Environmental Law" shall mean any environmental or health and safety-related law, regulation, rule, ordinance, or by-law at the foreign, national, state, or local level, whether existing as of the date hereof, previously enforced, or subsequently enacted; and (iii) "Seller" shall mean and include Seller and all other entities for whose conduct Seller is or may be held responsible under any Environmental Law.

         3.23 INSURANCE. SCHEDULE 3.23 contains an accurate and complete description of all policies of fire, liability, workers' compensation and other forms of insurance owned or held by Seller. Such policies: (i) are in full force and effect; (ii) are sufficient for compliance with all Requirements of Law;
(iii) are sufficient to insure the assets and business of Seller against all liabilities, Claims and risks against which mortgage brokers and lenders customarily insure; and (iv) cover all liabilities, Claims and risks in respect of events occurring prior to or on the date of the Closing. All such policies will remain in effect following consummation of the Closing.

         3.24 YEAR 2000. Seller has (i) undertaken a comprehensive and detailed inventory, review and assessment of all areas within its business and operations to address the "Year 2000 Problem" (i.e., the risk that applications used by Seller or its suppliers and/or providers may be unable to recognize and properly perform date-sensitive functions involving certain dates prior to and any date after December 31, 1999), (ii) developed a detailed plan and timeline for becoming "Year 2000 Compliant" (all computer-controlled processes, electronic communications interfaces, software, hardware, machinery, equipment, programs, and tools operate for all date-sensitive functions before, during and after the year 2000 consistently, predictably, accurately and unambiguously, without interruption, and without human intervention) on a timely basis, and
(iii) to date, implemented that plan in accordance with its timetable in all material respects. Seller's year 2000 program includes feasible contingency plans to ensure uninterrupted and unimpaired business operation, including liquidity needs, in the event of its own or a third party's failure to be Year 2000 Compliant. Seller has made written inquiry of each of its key suppliers, vendors and customers as to whether such persons will, on a timely basis, be Year 2000 Compliant in all material respects and on the basis of such inquiry believes that all such persons will be so compliant. For purposes hereof, "key suppliers, vendors and customers" refers to those suppliers, vendors and customers of Seller whose business failure would, with reasonable probability, result in a Seller Material Adverse Effect. Seller reasonably believes that the Year 2000 Problem will not have any Seller Material Adverse Effect.

         3.25 SUPPLIERS AND CUSTOMERS. Since December 31, 1998, no material Investor, licensor, vendor, supplier or customer of Seller has canceled or otherwise materially and adversely modified its relationship with Seller and, to the knowledge of Seller, (i) no such

Person has expressed any intention to do so, and (ii) the consummation of this Agreement and the transactions contemplated hereby will not adversely affect any of such relationships.

         3.26 DISCLOSURE. The representations, warranties and statements contained in this Agreement and in the certificates, exhibits and schedules delivered by Seller pursuant to this Agreement to Buyer do not contain any untrue statement of a material fact, and, when taken together, do not omit to state a material fact required to be stated therein or necessary in order to make such representations, warranties or statements not misleading in light of the circumstances under which they were made. There are no facts which presently or may in the future have a Seller Material Adverse Effect which have not been specifically disclosed herein or in a Schedule furnished herewith, other than general economic conditions affecting Seller's industry.


SECTION 4.        REPRESENTATIONS AND WARRANTIES OF BUYER

         4.1 MAKING OF REPRESENTATIONS AND WARRANTIES. As a material inducement to Seller to enter into this Agreement and consummate the transactions contemplated hereby, Buyer hereby makes the representations and warranties to Seller contained in this Section 4.

         4.2 ORGANIZATION OF BUYER. Buyer is a Massachusetts corporation validly existing under the laws of Massachusetts, with full corporate power to own or lease its properties and to conduct its business in the manner and in the places where such properties are owned or leased or such business is conducted by it.

         4.3 AUTHORITY OF BUYER. Buyer has full right, authority and power to enter into this Agreement and each agreement, document and instrument to be executed and delivered by Buyer pursuant to this Agreement (the "BUYER ANCILLARY DOCUMENTS") and to carry out the transactions contemplated hereby. The execution, delivery and performance by Buyer of this Agreement and each such Buyer Ancillary Document have been duly authorized by all necessary corporate action of Buyer and no other action on the part of Buyer is required in connection therewith. This Agreement and each Buyer Ancillary Document constitute, or when executed and delivered will constitute, valid and binding obligations of Buyer enforceable in accordance with their terms (subject to applicable bankruptcy, insolvency and similar laws affecting creditors' rights generally and subject, as to enforceability, to general principles of equity).

         4.4 FINDER'S FEE. Buyer has not incurred or become liable for any broker's commission or finder's fee relating to or in connection with the transactions contemplated by this Agreement.

SECTION 5.        COVENANTS AND AGREEMENTS OF SELLER AND MEMBERS

         5.1 MAKING OF COVENANTS AND AGREEMENTS. Seller and the Members, jointly and severally, hereby make their respective covenants and agreements set forth in this Section 5.

         5.2 CONDUCT OF BUSINESS. Between the date of this Agreement and the date of the Closing, Seller will:

                  (a) Conduct its business only in the ordinary course and refrain from changing or introducing any method of management or operations except in the ordinary course of business and consistent with prior practices;

                  (b) Refrain from making any purchase, sale or disposition of any asset or property other than in the ordinary course of business, from purchasing any capital asset and from mortgaging, pledging, subjecting to a lien or otherwise encumbering any of its properties or assets other than in the ordinary course of business;

                  (c) Refrain from incurring any contingent liability as a guarantor or otherwise with respect to the obligations of others, and from incurring any other contingent or fixed obligations or liabilities except in the ordinary course of business;

                  (d) Use its best efforts (within commercially practicable limits) to eliminate any liabilities in connection with the Warehouse Line;

                  (e) Refrain from making any change or incurring any obligation to make a change in its organizational documents, or authorized or issued membership interests;

                  (f) Refrain from declaring, setting aside or making any distribution in respect of its membership interests or making any direct or indirect redemption, purchase or other acquisition of its membership interests;

                  (g) Refrain from making any change in the compensation payable or to become payable to any of its officers, employees, agents or independent contractors;

                  (h) Refrain from prepaying loans (if any) from its members, officers or managers or making any change in its borrowing arrangements;

                  (i) Use its best efforts (within commercially practicable limits) to prevent any change with respect to its management and supervisory personnel and banking arrangements;

                  (j) Use its best efforts (within commercially practicable limits) to keep intact its business organization, to keep available its present officers and employees and to preserve the goodwill of all suppliers, customers, independent contractors and others having business relations with it;

                  (k) Have in effect and maintain at all times all insurance of the kind, in the amount and with the insurers set forth in SCHEDULE
3.23 hereto or equivalent insurance with any substitute insurers approved in writing by Buyer;

                  (l) Furnish Buyer with unaudited monthly balance sheets and statements of income and retained earnings and cash flows of Seller within ten (10) days after each month end for each month ending more than ten (10) days before the Closing;

                  (m) Permit Buyer and its authorized representatives to have full access to all its properties, assets, records, tax returns, contracts and documents and furnish to Buyer or its authorized representatives such financial and other information with respect to its business or properties as Buyer may from time to time reasonably request;

                  (n) Take any action that is intended or reasonably can be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect, or any of the conditions to the consummation of this Agreement or the transactions contemplated hereby set forth in Section 7 hereof not being satisfied in any material respect, or in any material violation of any provision of this Agreement, except, in every case, as may be required by applicable law;

                  (o) Commit any act or omission which constitutes a material breach or default by Seller under any agreement with a Governmental Entity or under any material contract or material license to which any of them is a party or by which any of them or their respective properties is bound;

                  (p)      Take a deed or title to any commercial real estate;

                  (q) Enter into or renew, amend or terminate, or give notice of a proposed renewal, amendment or termination of or make any commitment with respect to, (i) any contract, agreement or lease for office space, operations space or branch space to which Seller is a party or by which Seller or its properties is bound; (ii) any lease, contract or agreement other than in the ordinary course of business consistent with past practice including renewals of leases to existing tenants of Seller; (iii) regardless of whether consistent with past practices, any lease, contract, agreement or commitment;

                  (r) Change or fail to adhere to in any material respect its loan policies or procedures, except as required by Governmental Entities or Requirements of Law, including its interest rate and other risk management policies, procedures or practices; and its methods or policies of underwriting, pricing, originating, warehousing, selling and servicing, or buying or selling rights to service Mortgage Loans; or

                  (s)      Agree to do any of the foregoing.

         5.3 SYSTEM CONVERSIONS. From and after the date hereof, Buyer and Seller shall meet on a regular basis to discuss and plan for the conversion of Seller's data processing and related electronic informational systems to those used by Buyer, which planning shall include, but not be limited to, discussion of the possible termination by Buyer or Seller of third-party service provider arrangements effective at Closing or at a date thereafter, non-renewal of personal property leases and software licenses used by Buyer or Seller in connection with its systems operations and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that Buyer and Seller shall not be obligated to take any such action prior to the Closing and, unless Buyer otherwise agrees, no conversion shall take place prior to the Closing. In the event that Seller takes, at the request of Buyer, any action relative to third parties to facilitate the conversion that results in the imposition of any termination fees or charges, Buyer shall indemnify Seller on terms reasonably satisfactory to Seller for any such fees and expenses, and the costs of reversing the conversion process, if for any reason the transactions contemplated by this Agreement are not consummated in accordance with the terms of this Agreement.

         5.4 CERTAIN CHANGES AND ADJUSTMENTS. Prior to the Closing, Buyer and Seller shall consult and cooperate with each other concerning Seller's and Buyer's loan, litigation and real estate valuation policies and practices to reflect Buyer's plans with respect to the conduct of Seller's business; PROVIDED, HOWEVER, that Seller shall not be obligated to take any action pursuant to this Section 5.4 which is inconsistent with GAAP and unless and until Buyer acknowledges, and Seller is satisfied, that all conditions to its obligations under this Agreement have been satisfied. No action taken by Seller pursuant to this Section 5.4 or the consequences resulting therefrom shall be deemed to be a breach of any representation, warranty, agreement or covenant herein or constitute a Seller Material Adverse Effect.

         5.5 AUTHORIZATION FROM OTHERS. Prior to the Closing, Seller will use its best efforts (within commercially practicable limits) to (a) obtain all approvals, authorizations, consents and permits of others required to permit the consummation by Seller of the transactions contemplated by this Agreement including the Approvals referred to in Section 3.17; and (b) help Buyer obtain all approvals, authorizations, consents and permits of others required to permit the consummation by Buyer of the transactions contemplated by this Agreement.

         5.6 NOTICE OF DEFAULT. Promptly upon the occurrence of, or promptly upon Seller becoming aware of the impending or threatened occurrence of, any event which would cause or constitute a breach or default, or would have caused or constituted a breach or default had such event occurred or been known to Seller prior to the date hereof, of any of the representations, warranties or covenants of Seller contained in or referred to in this Agreement or in any Schedule or Exhibit referred to in this Agreement, Seller shall give detailed written notice thereof to Buyer and Seller shall use their best efforts (within commercially practicable limits) to prevent or promptly remedy the same.

         5.7 CONSUMMATION OF AGREEMENT. Seller and the Members shall use their best efforts (within commercially practicable limits) to perform and fulfill all conditions and obligations on its part to be performed and fulfilled under this Agreement, to the end that the transactions contemplated by this Agreement shall be fully carried out. To this end, Seller will obtain prior to the Closing all necessary authorizations or approvals of its Members and managers.

         5.8 COOPERATION OF SELLER. Seller shall cooperate with all reasonable requests of Buyer and Buyer's counsel in connection with the consummation of the transactions contemplated hereby.

         5.9 TAX RETURNS. Seller shall cooperate with Buyer to permit Seller in accordance with applicable law to promptly prepare and file on or before the due date or any extension thereof all federal, state and local tax returns required to be filed by Seller with respect to taxable periods ending on or before the Closing.

         5.10 NO SOLICITATION OF OTHER OFFERS. None of Seller, the Members, nor any of their representatives will, directly or indirectly, solicit, encourage, assist, initiate discussions or engage in negotiations with, provide any information to, or enter into any agreement or transaction with, any person or persons, other than Buyer, concerning the possible acquisition of Seller or any of Seller's assets, except for the sale of assets in the ordinary course of business of Seller consistent with the terms of this Agreement.

         5.11 CONFIDENTIALITY. Seller and the Members agree that, unless and until the Closing has been consummated, Seller, its officers, managers, agents and representatives, and the Members will hold in strict confidence, and will not use, any confidential or proprietary data or information obtained from Buyer with respect to its business or financial condition except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. Information generally known in Buyer's industry or which has been disclosed to Seller or the Members by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this agreement. If the transaction contemplated by this Agreement is not consummated, Seller and the Members will return to Buyer (or certify that it has destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to Seller in connection with the transaction.

         5.12     SELLER'S 401(k) PLAN.

         Seller will initiate the termination of its 401(k) plan prior to the Closing and by proper resolution and plan amendments, if necessary, will cease all contributions to, discontinue the right of any participant to accrue additional benefits under said plan and establish an effective date of plan termination prior to the Closing.

         Seller shall pay all costs associated with the termination of its 401(k) plan and any costs associated with bringing such plan into compliance with legal requirements prior to termination (whether arising prior to or after the Closing), including, without limitation, all costs (i) associated with the termination of the plan, (ii) related to contributions to or liabilities of the plan or the Seller arising with respect to related to the period prior to the Closing, and/or (iii) arising from or related to the vesting or acceleration of benefits resulting from such termination.

         5.13 SELLER'S WELFARE BENEFIT PLANS. Seller will take all actions necessary to permit the assignment to Buyer as of the Closing of all insurance contracts, third party service agreements and related plan documents for the employee welfare benefit plans listed on SCHEDULE 6.4(B).


SECTION 6.        COVENANTS AND AGREEMENTS OF BUYER

         6.1 MAKING OF COVENANTS AND AGREEMENTS. Buyer hereby makes the covenants and agreements set forth in this Section 6.

         6.2 REPRESENTATIONS AND WARRANTIES. During the period from the date of this Agreement and continuing until the Closing, Buyer shall not, and shall not permit any of its subsidiaries to, take any action that is intended or which reasonably can be expected to result in any of its representations and warranties set forth in this Agreement being untrue in any material respect, or in any of the conditions to the transactions contemplated in this Agreement as set forth in Section 7 not being satisfied in any material respect, or in a material violation of any provision of this Agreement, except, in every case, as may be required by applicable law.

         6.3 CONFIDENTIALITY. Buyer agrees that, unless and until the Closing has been consummated, Buyer and its officers, directors, agents and representatives will hold in strict confidence, and will not use any confidential or proprietary data or information obtained from Seller or the Members with respect to the business or financial condition of Seller except for the purpose of evaluating, negotiating and completing the transaction contemplated hereby. Information generally known in Seller's industry or which has been disclosed to Buyer by third parties which have a right to do so shall not be deemed confidential or proprietary information for purposes of this Agreement. If the transaction contemplated by this Agreement is not consummated, Buyer will return to Seller (or certify that it has destroyed) all copies of such data and information, including but not limited to financial information, customer lists, business and corporate records, worksheets, test reports, tax returns, lists, memoranda, and other documents prepared by or made available to Buyer in connection with the transaction.

         6.4      EMPLOYEES, WAGES AND BENEFITS.

                  (a) SUBJECT EMPLOYEES. As of the Closing, Buyer shall offer employment to such employees of Seller as Buyer shall determine in its sole discretion (the "SUBJECT EMPLOYEES"). The term Subject Employee does not include any employee whose term of employment is governed by an Employment Agreement. Buyer shall not be obligated to continue the employment of any Subject Employee or to provide any particular compensation and benefit plan package to Subject Employees after the Closing and the employment of any Subject Employee and the provision of any benefit plan or arrangement may be terminated by Buyer in its sole discretion at any time after the Closing. Moreover, Seller shall be solely responsible for (and shall reimburse promptly Buyer for any claims paid or incurred by Buyer and its affiliates) all the costs of accrued vacation, personal and sick days, wages, withholding taxes, and severance related obligations for Seller's employees accruing or related to the period prior to and through the Closing.

                  (b) BENEFIT PLANS. As of the Closing, all Subject Employees who accept Buyer's offers of employment (and their eligible spouses, dependents and beneficiaries) shall continue to be covered under the employee welfare benefit plans listed on SCHEDULE 6.4(b). Buyer's continuation of any such welfare benefit plan is as of the Closing subject to the condition precedent that all relevant insurance contracts, third party service contracts and plan documents are assigned to, and may be assumed by, Buyer. Notwithstanding the foregoing, Seller shall have sole responsibility for any and all liabilities accruing, relating to or occurring under any employee welfare benefit plan prior to the Closing, without regard to whether such liabilities arise before or after the Closing. As of the Closing, each Subject Employee who accepts Buyer's offer of employment as of the Closing shall be eligible to participate in Buyer's qualified 401(k) and defined benefit pension plan, subject to the completion of the applicable age and service eligibility requirements in said plans. For this purpose, each Subject Employee who accepts Buyer's offer of employment as of the Closing will receive credit for his or her service with Seller for purposes of eligibility to participate in and vesting under Buyer's 401(k) and defined benefit pension plan. Credit for Subject Employees' periods of service with Seller shall not be given to the Subject Employees for purposes of benefit accrual under any employee plan of Buyer. Buyer shall pay Subject Employees for vacation, personal and sick days accrued in the 1999 calendar year but not taken as of the Closing, subject to reimbursement of such costs by Seller to Buyer.


SECTION 7.        CONDITIONS

         7.1 CONDITIONS TO EACH PARTY'S OBLIGATIONS. The respective obligations of each party hereto to consummate this Agreement and the transactions contemplated hereby shall be subject to the fulfillment, at or prior to the Closing, of the following conditions precedent:

                  (a) MEMBER APPROVAL. This Agreement and the transactions contemplated hereby shall have been approved and adopted by the affirmative vote of the Members to the extent required by Maryland law and Seller's Operating Agreement.

                  (b) REGULATORY APPROVALS. All necessary approvals, authorizations and consents of all Governmental Entities required to consummate any of the transactions contemplated by this Agreement shall have been obtained and remain in full force and effect, and all waiting periods relating to such approvals, authorizations and consents shall have expired or been terminated (all such approvals and the expiration of all such waiting periods being referred to herein as the "REQUISITE REGULATORY APPROVALS"); and none of the Requisite Regulatory Approvals shall impose any term, condition or restriction upon Buyer that Buyer reasonably determines would, individually or in the aggregate, materially impair the value of Seller to Buyer or to be materially burdensome.

                  (c) NO ORDERS, INJUNCTIONS OR RESTRAINTS; ILLEGALITY. No order, injunction or decree (whether temporary, preliminary or permanent) issued by federal or state governmental authority or other agency or commission or federal or state court of competent jurisdiction or other legal restraint or prohibition (an "INJUNCTION") preventing the consummation of any of the transactions contemplated by this Agreement shall be in effect and no proceeding initiated by any Governmental Entity seeking an Injunction shall be pending. No statute, rule, regulation, order, injunction or decree (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any federal or state governmental authority or other agency or commission or federal or state court of competent jurisdiction, which prohibits, restricts or makes illegal the consummation of any of the transactions contemplated by this Agreement.

         7.2 CONDITIONS TO THE OBLIGATIONS OF BUYER. The obligation of Buyer to consummate this Agreement and the transactions contemplated hereby are also are subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

                  (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Seller and the Members in this Agreement which is qualified as to materiality shall be true and correct and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement, as applicable, and (except to the extent such representations and warranties speak as of an earlier date) as of the date of the Closing.

                  (b) AGREEMENTS AND COVENANTS. Seller and the Members shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants of Seller and the Members to be performed or complied with by it at or prior to the Closing under this Agreement.

                  (c) NO MATERIAL ADVERSE CHANGE. There shall have been no change that caused a Seller Material Adverse Effect since the date of this Agreement, whether or not in the ordinary course of business.

                  (d) CONSENTS. Seller shall have made all filings with and notifications of Governmental Entities required to be made by Seller in connection with the execution and delivery of this Agreement, the performance of the transactions contemplated hereby and the continued operation of the business of Seller by Buyer subsequent to the Closing; Seller and Buyer shall have received all licenses, authorizations, approvals, waivers, consents and permits, in form and substance reasonably satisfactory to Buyer, from all third parties, including, without limitation, applicable Governmental Entities, Investors, lessors, lenders and contract parties, required to permit the continuation of the business of Seller and the consummation of the transactions contemplated by this Agreement, and in connection with the transfer of the Subject Assets or Seller's contracts, permits, leases, licenses and franchises, to avoid a breach, default, termination, acceleration or modification of any indenture, loan or credit agreement or any other agreement, contract, instrument, mortgage, Lien, lease, permit, authorization, order, writ, judgment, injunction, decree, determination or arbitration award as a result of, or in connection with, the execution and performance of this Agreement; and all waiting periods of governmental authorities, regulatory agencies and other entities required to permit the continuation of the business of Seller and the consummation of the transactions contemplated by this Agreement, shall have expired.

                  (e) NO LITIGATION. There shall have been no determination by Buyer, acting in good faith, that the consummation of the transactions contemplated by this Agreement has become inadvisable or impracticable by reason of the institution or threat by any person or any federal, state or other governmental authority of litigation, proceedings or other action against Buyer, Seller, or any of the Members.

                  (f) OFFICER'S CERTIFICATE. Seller and each of the Members shall have furnished Buyer with a certificate dated as of the date of the Closing signed on its behalf by an executive officer to the effect that the conditions set forth in Section 7.2(a) through 7.2(e) have been satisfied.

                  (g) LEASE ASSIGNMENT. The Leases set forth in SCHEDULE 3.6(b) shall have been properly assigned to Buyer in the manner contemplated by this Agreement.

                  (h) WAREHOUSE LINE. Evidence satisfactory to Buyer that the Warehouse Line will be paid off within 45 days.

                  (i) EMPLOYMENT AGREEMENT. Richard G. Reese, Jr. shall have executed and delivered to Buyer the employment agreement (the "EMPLOYMENT AGREEMENT") in the form attached hereto as EXHIBIT A.

                  (j) APPROVAL OF BUYER'S COUNSEL. All actions, proceedings, instruments and documents required to carry out this Agreement and the transactions contemplated hereby and all related legal matters contemplated by this Agreement shall have been approved by Goodwin, Procter & Hoar LLP as counsel for Buyer, and such counsel shall have received on behalf of Buyer such other certificates, opinions, and documents in form satisfactory to such counsel, as Buyer may reasonably require from Seller and the Members to evidence compliance with the terms and conditions hereof as of the Closing and the correctness as of the Closing of the representations and warranties of the Members and Seller and the fulfillment of their respective covenants.

                  (k) MARYLAND GOOD STANDING/TAX WAIVERS. At or prior to the Closing, Buyer shall have received from Seller a certificate of good standing from the Secretary of State of the State of Maryland, and a tax status certificate from the Maryland Department of Assessments and Taxation.

                  (l) DUE DILIGENCE AND BONDING. Buyer shall have completed its due diligence review of the business of Seller, including background checks, and shall, in its sole reasonable discretion, be satisfied with the results thereof. All employees must be bondable and be free and clear of any and all liens.

                  (m) EMPLOYEES. Buyer shall be reasonably satisfied that a sufficient number of Seller's employees intend to join Buyer at Closing, so that Buyer will have a team in place to achieve its objectives related to the operation of its business.

                  (n) EMPLOYEE WELFARE BENEFIT PLANS. Seller shall have taken all steps necessary to assign to Buyer as of the Closing the insurance contracts, third party service contracts and documents relating to the employee welfare benefit plans listed on SCHEDULE 6.4(B).

         7.3 CONDITIONS TO THE OBLIGATIONS OF SELLER. Seller's obligation to consummate this Agreement and the transactions contemplated hereby is subject to the fulfillment, prior to or at the Closing, of the following conditions precedent:

                  (a) REPRESENTATIONS AND WARRANTIES. Each of the representations and warranties of Buyer in this Agreement which is qualified as to materiality shall be true and correct and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the date of the Closing.

                  (b) AGREEMENTS AND COVENANTS. Buyer shall have performed in all material respects all obligations and complied in all material respects with all of the agreements or covenants to be performed or complied by it under this Agreement.

                  (c) OFFICER'S CERTIFICATE. Buyer shall have furnished Seller with a certificate dated as of the date of the Closing signed on its behalf by an executive officer to the effect that the conditions set forth in
Section 7.3(a) and 7.3(b) have been satisfied.

                  (d) EMPLOYMENT AGREEMENT. Buyer shall have executed and delivered to Seller the Employment Agreement.


SECTION 8.        RIGHTS AND OBLIGATIONS SUBSEQUENT TO CLOSING

         8.1 SURVIVAL OF WARRANTIES. Each of the representations, warranties, agreements, covenants and obligations herein or in any schedule, exhibit, certificate or financial statement delivered by any party to the other party incident to the transactions contemplated hereby are material, shall be deemed to have been relied upon by the other parties and shall survive the Closing regardless of any investigation and shall not merger in the performance of any obligation by either party hereto.

         8.2 COLLECTION OF ASSETS. Subsequent to the Closing, Buyer shall have the right and authority to collect all receivables and other items transferred and assigned to it by Seller hereunder and to endorse with the name of Seller any checks received on account of such receivables or other items, and Seller agrees that it will promptly transfer or deliver to Buyer from time to time, any cash or other property that Seller may receive with respect to any claims, contracts, licenses, leases, commitments, sales orders, purchase orders, receivables of any character or any other items included in the Subject Assets.

         8.3 PAYMENT OF LIABILITIES; ADVANCES UNDER WAREHOUSE LINE. Effective on the date of the Closing, Seller shall not make any advances under the Warehouse Line. Promptly, and in any event within 45 days, after the Closing, Seller and the Members shall extinguish any and all of Seller's liabilities, including, without limitation, the Warehouse Line. Thereafter, Seller shall not incur any liabilities of any nature other than taxes and similar liabilities incurred in the ordinary course of business by shell entities and Seller and the Members shall promptly, and in any event within 30 days, extinguish any and all such liabilities as they arise.

         8.4 TERMINATION AND LIQUIDATION OF OPERATIONS OF SELLER. Immediately after the Closing, Seller shall cease all operations, except that Seller may perform such functions as are necessary (a) to collect and account for funds received, or to be received, in connection herewith and (b) to wind up and dissolve such entities. As soon as reasonably practicable after the Closing, Seller shall be dissolved and each of the Members shall resign as manager of Seller.

         8.5 NON-SOLICITATION OF EMPLOYEES AND CUSTOMERS. For five years after the Closing, neither Seller nor the Members shall solicit or encourage any employee of Buyer to terminate his or her employment by Buyer, shall not hire any such employee, and shall not solicit or accept business from any customer of Buyer.

         8.6 NON-COMPETITION. Except as otherwise provided in an employment agreement between Buyer and any of the Members, Seller and the Members agree that for two years after the Closing, neither it nor they will, without the prior written consent of Buyer, directly or indirectly, engage or participate in, be engaged by or assist in any manner or in any capacity, or have any interest in or make any loan to any person, firm, corporation or business which engages in any activity anywhere in the States of Maryland and Virginia which is similar to or competitive with any business in which Seller is presently engaged or proposes to engage, so long as Buyer (or its successor, if any) shall engage in such activity; provided, however, the foregoing shall not prevent Seller from owning beneficially or of record up to one percent of the outstanding securities of a publicly-held corporation which engages in competitive activities.

         8.7      TAX RETURNS. Seller, in accordance with applicable law, shall
(i) promptly prepare and file on or before the due date or any extension thereof all federal, state and local tax returns required to be filed by it with respect to taxable periods of Seller that include any period ending on or before the Closing and (ii) pay all Taxes of Seller attributable to periods ending on or before the Closing.

         8.8 FINANCIAL STATEMENTS. Promptly after the Closing, Seller shall deliver to Buyer a balance sheet of Seller as of the date of the Closing and statements of income, retained earnings and cash flows for the period then ended.


SECTION 9.        INDEMNIFICATION

         9.1 INDEMNIFICATION BY SELLER. Seller and the Members jointly and severally agree subsequent to the Closing to indemnify and hold Buyer and its respective subsidiaries and affiliates and persons serving as officers, directors, partners or employees thereof (individually a "BUYER INDEMNIFIED PARTY" and, collectively, the "BUYER INDEMNIFIED PARTIES") harmless from and against any damages, liabilities, losses, Taxes, fines, penalties, costs, and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

                  (a) fraud, intentional misrepresentation or a deliberate or wilful breach by Seller or any Member of any of their representations, warranties or covenants under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto;

                  (b) any other breach of any representation, warranty or covenant of Seller or any Member under this Agreement or in any certificate, schedule or exhibit delivered pursuant hereto, or by reason of any Claim asserted or instituted growing out of any matter or thing constituting a breach of such representations, warranties or covenants;

                  (c) Taxes attributable to the Subject Assets for periods prior to the Closing;

                  (d) any failure by Seller or the Members to perform and discharge any of the Excluded Liabilities as set forth in this Agreement;

                  (e) any liability of Seller or any Member for Taxes which is not included in the Assumed Liabilities; and

                  (f) any Claims arising prior to the Closing, including, without limitation, Claims arising from or relating to events, acts, circumstances, omissions, conditions or any other state of facts occurring prior to the Closing, regardless of whether such Claims are made or asserted prior to or after the Closing, and that relate to (i) Seller's workforce, (ii) compliance with all governmental obligations, (iii) compliance with applicable laws, regulations or permitting or licensing requirements, (iv) personal injury and property damage matters, (v) worker health and safety matters, (vi) employee, pension and benefit matters, (vii) tax matters; and (viii) any matter, liability, obligation or alleged liability or obligation of Seller or relating to the business of Seller.

         9.2 LIMITATIONS ON INDEMNIFICATION BY SELLER AND MEMBERS. Notwithstanding the foregoing, the right of Buyer Indemnified Parties to indemnification under Section 9.1 shall be subject to the following provisions:

                  (a)      No indemnification shall be payable pursuant to
Section 9.1(b) above to any Buyer Indemnified Party, unless the total of all claims for indemnification pursuant to Section 9.1 shall exceed $10,000 in the aggregate, whereupon the full amount of such claims shall be recoverable in accordance with the terms hereof;

                  (b) No indemnification shall be payable to a Buyer Indemnified Party with respect to claims asserted pursuant to Section 9.1(b) (exclusive of claims for indemnification for Taxes or a breach of any representation, warranty or covenant with respect to Taxes or tax related matters) after three years from the date of the Closing (the "INDEMNIFICATION CUT-OFF DATE").

         9.3 INDEMNIFICATION BY BUYER. Buyer agrees to indemnify and hold Seller and its respective affiliates and persons serving as officers, members or employees thereof and each of the Members (individually a "SELLER INDEMNIFIED PARTY" and, collectively, the "SELLER INDEMNIFIED PARTIES") harmless from and against any damages, liabilities, losses and expenses (including, without limitation, reasonable fees of counsel) of any kind or nature whatsoever (whether or not arising out of third-party claims and including all amounts paid in investigation, defense or settlement of the foregoing) which may be sustained or suffered by any of them arising out of or based upon any of the following matters:

                  (a) a breach of any representation, warranty or covenant made by Buyer in this Agreement or in any certificate delivered by Buyer hereunder, or by reason of any Claim, asserted or instituted growing out of any matter or thing constituting such a breach; and

                  (b) any failure by Buyer to perform and discharge the Assumed Liability as set forth in this Agreement.

         9.4 LIMITATIONS ON INDEMNIFICATION BY BUYER. Notwithstanding the foregoing, the right of Seller Indemnified Parties to indemnification under
Section 9.3 shall be subject to the following provisions:

                  (a) No indemnification pursuant to Section 9.3(a) shall be payable to any Seller Indemnified Party, unless the total of all claims for indemnification pursuant to Section 9.3(a) shall exceed $10,000 in the aggregate, whereupon the full amount of such claims shall be recoverable in accordance with the terms hereof;

                  (b) No indemnification shall be payable to a Seller Indemnified Party with respect to claims asserted pursuant to Section 9.3(a) after the Indemnification Cut-Off Date.

         9.5 NOTICE; DEFENSE OF CLAIMS. An indemnified party may make claims for indemnification hereunder by giving written notice thereof to the indemnifying party within the period in which indemnification claims can be made hereunder. If indemnification is sought for a claim or liability asserted by a third party, the indemnified party shall also give written notice thereof to the indemnifying party promptly after it receives notice of the claim or liability being asserted, but the failure to do so shall not relieve the indemnifying party from any liability except to the extent that it is prejudiced by the failure or delay in giving such notice. Such notice shall summarize the bases for the claim for indemnification and any claim or liability being asserted by a third party. Within 20 days after receiving such notice the indemnifying party shall give written notice to the indemnified party stating whether it disputes the claim for indemnification and whether it will defend against any third party claim or liability at its own cost and expense. If the indemnifying party fails to give notice that it disputes an indemnification claim within 20 days after receipt of notice thereof, it shall be deemed to have accepted and agreed to the claim, which shall become immediately due and payable. The indemnifying party shall be entitled to direct the defense against a third party claim or liability with counsel selected by it (subject to the consent of the indemnified party, which consent shall not be unreasonably withheld) as long as the indemnifying party is conducting a good faith and diligent defense. The indemnified party shall at all times have the right to fully participate in the defense of a third party claim or liability at its own expense directly or through counsel; provided, however, that if the named parties to the action or proceeding include both the indemnifying party and the indemnified party and the indemnified party is advised that representation of both parties by the same counsel would be inappropriate under applicable standards of professional conduct, the indemnified party may engage separate counsel at the expense of the indemnifying party. If no such notice of intent to dispute and defend a third party claim or liability is given by the indemnifying party, or if such good faith and diligent defense is not being or ceases to be conducted by the indemnifying party, the indemnified party shall have the right, at the expense of the indemnifying party, to undertake the defense of such claim or liability (with counsel selected by the indemnified party), and to compromise or settle it, exercising reasonable business judgment. If the third party claim or liability is one that by its nature cannot be defended solely by the indemnifying party, then the indemnified party shall make available such information and assistance as the indemnifying party may reasonably request and shall cooperate with the indemnifying party in such defense, at the expense of the indemnifying party.

         9.6 SATISFACTION OF SELLER AND MEMBER INDEMNIFICATION OBLIGATIONS. In order to satisfy the indemnification obligations of Seller and the Members pursuant to Section 9.1 above, a Buyer Indemnified Party shall have the right (in addition to collecting directly from Seller and the Members) to set off its indemnification claim against all payments due the Seller and the Members (a) pursuant to this Agreement, (b) under any employment agreement, including the Employment Agreement, or (c) as compensation for services rendered to Buyer; PROVIDED, HOWEVER, that a Buyer Indemnified Party shall not have the right to set off its indemnification claim against more than fifty percent (50%) of a Member's salary.


SECTION 10.       TERMINATION OF AGREEMENT; RIGHTS TO PROCEED

         10.1     TERMINATION.

                  (a) At any time prior to the Closing, this Agreement may be terminated as follows:

                           (i) by mutual written consent of all of the parties to this Agreement;

                           (ii) by Buyer, pursuant to written notice by Buyer to Seller, if any of the conditions set forth in Section 7.2 of this Agreement have not been satisfied at the Closing, or if it has become reasonably and objectively certain that any of such conditions, other than a condition within the control of Buyer, will not be satisfied at or prior to the Closing, such written notice to set forth such conditions which have not been or will not be so satisfied;

                           (iii) by Seller, pursuant to written notice by Seller to Buyer, if any of the conditions set forth in Section 7.3 of this Agreement have not been satisfied at the Closing, or if it has become reasonably and objectively certain that any of such conditions, other than a condition within the control of Seller, will not be satisfied at or prior to the Closing, such written notice to set forth such conditions which have not been or will not be so satisfied; and

                           (iv) by either Buyer or Seller if the Closing shall not have occurred on or before August 31, 1999; PROVIDED, HOWEVER, that the right to terminate this Agreement under this Section 10.1(a)(iv) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before such date; and PROVIDED, FURTHER, that the right to terminate this Agreement under this Section 10.1(a)(iv) shall not be available to any party if the principal reason for the Closing not having occurred is the failure of Buyer to have obtained all necessary regulatory approvals or that the expiration of all necessary waiting periods has not occurred and Buyer is seeking in good faith to promptly eliminate all regulatory impediments to the Closing.

                  (b) On or prior to the date that is four weeks from the date of the execution of this Agreement, Buyer may terminate this Agreement if the results of the compliance audit performed on its behalf with respect to Seller are not, in Buyer's good faith judgment, satisfactory. In this connection, Seller and the Members agree to make all books and records and all necessary information of Seller available to Buyer and to authorize reasonable visits to Seller's premises with such staff, consultants and experts as Buyer deems necessary or desirable.

         10.2 EFFECT OF TERMINATION. Except as set forth below, all obligations of the parties hereunder shall cease upon any termination pursuant to Section 10.1; provided that the parties shall have rights to proceed as further set forth in Section 10.3 below; and provided further that if such termination shall result from the willful failure of any party to fulfill a condition to the performance of the obligations of the other party, willful failure to perform a covenant of this Agreement or willful breach by any party hereto of any representation or warranty or agreement contained herein, such party shall be fully liable for any and all damages and expenses incurred or suffered by the other party as a result of such failure or breach. The provisions of this Section 10.2, Section 5.11, Section 6.3, Section 11.1, and
Section 11.9 shall survive any termination hereof pursuant to Section 10.1.

         10.3 RIGHT TO PROCEED. Anything in this Agreement to the contrary notwithstanding, if any of the conditions specified in Section 10.1(a)(ii) hereof have not been satisfied, Buyer shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder, and if any of the conditions specified in Section 10.1(a)(iii) hereof have not been satisfied, Seller shall have the right to proceed with the transactions contemplated hereby without waiving any of its rights hereunder.


SECTION 11.       MISCELLANEOUS

         11.1     FEES AND EXPENSES.

                  (a) Except as expressly set forth herein, each of the parties will bear its own expenses in connection with the negotiation and the consummation of the transactions contemplated by this Agreement, and no expenses of Seller or of any Member relating in any way to the purchase and sale of the Subject Assets hereunder and the transactions contemplated hereby, including without limitation legal, accounting or other professional expenses of Seller or of any Member, shall be charged to or paid by Buyer or included in the Assumed Liabilities.

                  (b) Subject to the provisions of Section 2.9, Seller will pay all costs incurred, whether at or subsequent to the Closing, in connection with the transfer of the Subject Assets to Buyer as contemplated by this Agreement, including, without limitation, all sales, use, excise, and other transfer taxes and charges applicable to such transfer; all recording charges and fees applicable to any instruments of transfer; and all costs of obtaining or transferring permits, registrations, applications and other tangible and intangible properties. Buyer will pay all premiums, charges and costs of obtaining and providing Uniform Commercial Code searches and insurance for the benefit of Buyer with respect to the Subject Assets.

                  (c) Seller will pay all expenses and costs incurred in connection with the elimination of the Warehouse Line.

                  (d) Seller will be responsible for all employment liabilities as set forth in Section 6.4.

         11.2 GOVERNING LAW. This Agreement shall be construed under and governed by the internal laws of the Commonwealth of Massachusetts without regard to its conflict of laws provisions.

         11.3 NOTICES. Any notice, request, demand or other communication required or permitted hereunder shall be in writing and shall be deemed to have been given if delivered or sent by facsimile transmission, upon receipt, or if sent by registered or certified mail, upon the sooner of the date on which receipt is acknowledged or the expiration of three days after deposit in United States post office facilities properly addressed with postage prepaid. All notices to a party will be sent to the addresses set forth below or to such other address or person as such party may designate by notice to each other party hereunder:

TO BUYER:                     People's Mortgage Corporation
                              580 Washington Street
                              South Easton, MA 02375
                              Attn: John J. Kiernan
                              Facsimile Number: (508) 230-5851

With a copy to:               Goodwin, Procter & Hoar  LLP
                              Exchange Place
                              Boston, MA 02109
                              Attn: Lynne B. Barr, Esq.
                                    Josefina R. Childress, Esq.
                                    Facsimile Number: (617) 523-8321

TO SELLER:                     Allied Bancshares Mortgage Group, LLC
                               836 Ritchie Highway
                               Suite 13
                               Severna Park, MD 21146

                               Attn: Richard G. Reese, Jr.
                               Facsimile Number: (410) 647-9203

With a copy to:                Royston, Mueller, McLean & Reid, LLP
                               Suite 600
                               The Royston Building
                               102 W. Pennsylvania Avenue
                               Towson, MD 21204
                               Attn: Thomas F. McDonough, Esq.
                               Facsimile: (410) 828-7859

TO MEMBERS:                    Richard G. Reese, Jr.
                               518 Harlequin Lane
                               Severna Park, MD 21146

                               James R. Casey
                               1120 Old County Road
                               Severna Park, MD 21146

                               Michael W. Drummond
                               1003 Howard Grove Court
                               Davidsonville, MD 21035

With a copy to:                Royston, Mueller, McLean & Reid, LLP
                               Suite 600
                               The Royston Building
                               102 W. Pennsylvania Avenue
                               Towson, MD 21204
                               Attn: Thomas F. McDonough, Esq.
                               Facsimile: (410) 828-7859



Any notice given hereunder may be given on behalf of any party by its counsel or other authorized representatives.

         11.4 ENTIRE AGREEMENT. This Agreement, including the Schedules and Exhibits referred to herein and the other writings specifically identified herein or contemplated hereby, is complete, reflects the entire agreement of the parties with respect to its subject matter, and supersedes all previous written or oral negotiations, commitments and writings. No promises, representations, understandings, warranties and agreements have been made by any of the parties hereto except as referred to herein or in such Schedules and Exhibits or in such other writings; and all inducements to the making of this Agreement relied upon by any party hereto have been expressed herein or in such Schedules or Exhibits or in such other writings.

         11.5 ASSIGNABILITY; BINDING EFFECT. Prior to the Closing, this Agreement shall only be assignable by Buyer to a corporation or partnership controlling, controlled by or under common control with Buyer upon written notice to Seller. After the Closing, Buyer's rights and obligations hereunder shall be freely assignable, except that no such assignment shall relieve Buyer of its obligations under this Agreement. This Agreement may not be assigned by Seller or any Member without the prior written consent of Buyer. This Agreement shall be binding upon and enforceable by, and shall inure to the benefit of, the parties hereto and their respective successors and permitted assigns.

         11.6     AMENDMENTS AND WAIVERS.

                  (a) Any provision of this Agreement may be amended or waived prior to the date of the Closing if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.

                  (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         11.7 CAPTIONS AND GENDER. The captions in this Agreement are for convenience only and shall not affect the construction or interpretation of any term or provision hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, as the context may require.

         11.8 EXECUTION IN COUNTERPARTS. For the convenience of the parties and to facilitate execution, this Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

         11.9 PUBLICITY AND DISCLOSURES. No press releases or public disclosure, either written or oral, of the transactions contemplated by this Agreement, shall be made by a party to this Agreement without the prior knowledge and written consent of Buyer and Seller; PROVIDED, HOWEVER, that Buyer may, without the prior consent of Seller or the Members, issue such press release or make such public statement as may upon the advice of counsel be required by law or the rules and regulations of the Nasdaq Stock Market, Inc. if Buyer has used reasonable efforts to consult with Seller prior thereto.

         11.10 CONSENT TO JURISDICTION. Solely for the purpose of allowing a party to enforce its indemnification and other rights hereunder, each of the parties hereby consents to personal jurisdiction, service of process and venue in the federal or state courts of the Commonwealth of Massachusetts, or in the court in which any claim for which indemnification may be sought hereunder is brought against an indemnified party.

         11.11 SEVERABILITY. In case any of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, any such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had been limited or modified (consistent with its general intent) to the extent necessary to make it valid, legal and enforceable, or if it shall not be possible to so limit or modify such invalid, illegal or unenforceable provision or part of a provision, this Agreement shall be construed as if such invalid, illegal or unenforceable provision or part of a provision had never been contained in this Agreement.

         IN WITNESS WHEREOF the parties hereto have caused this Agreement to be executed as of the date set forth above by their duly authorized representatives.

                                         BUYER:


                                         By:________________________________

                                         Title:_____________________________


                                         SELLER:


                                         By:________________________________

                                         Title:_____________________________


                                         MEMBERS:




                                         -----------------------------------
                                         RICHARD G. REESE, JR.



                                         -----------------------------------
                                         JAMES R. CASEY



                                         -----------------------------------
                                         MICHAEL W. DRUMMOND

                DISCLOSURE SCHEDULES TO ASSET PURCHASE AGREEMENT


Schedule 2.1         Pipeline Loans
Schedule 2.1(d)      Excluded Cash, Securities, and Mortgage Loans
Schedule 2.1(e)      Owned Real Property
Schedule 2.2         Liabilities Incurred by Seller since the Date of the Base
                     Balance Sheet
Schedule 3.4         Members of Seller and Membership Interests
Schedule 3.6(b)      Leased Real Property
Schedule 3.6(c)      Personal Property
Schedule 3.7(a)      Financial Statements
Schedule 3.7(c)      Certain Liabilities
Schedules 3.10       Contracts (Investor Commitments)
Schedule 3.11        Marks
Schedule 3.17        Permits and Licenses
Schedule 3.20        Employee Benefit Plans
Schedule 3.23        Insurance
Schedule 6.4(b)      Continued Employee Welfare Benefit Plans